EXHIBIT 4.10
                          NATIONAL BOSTON MEDICAL, INC.
                                  US $ 750,000
                 10% CONVERTIBLE DEBENTURE DUE DECEMBER 31, 2001
                                NOVEMBER 25, 1998

Issuer: National Boston Medical, Inc. (OTC BB Symbol; "NBMX")

Purchaser:  Thomson  Kernaghan & Co. Limited,  as Placement Agent 365 Bay Street
     Toronto, Ontario M5H 2V2 Canada

Aggregate Amount:    US $ 750,000.00

Security: 10% Convertible  Debentures Due December 31, 2001 (the  "Debentures").
     The Debentures shall bear interest at the rate of 10% per year calculated on a 30/360 basis, payable upon conversion, redemption or maturity, whichever occurs first. Interest shall be payable, at the holder's option, in cash or in shares of the Issuer's common stock ("Common Stock").

Exemption from The Debentures shall be exempt from the registration requirements of the Registration: US Securities Act of 1933 (the "33 Act").

Initial Funding: US $750,000.00

Initial Funding and
Closing Date: November 25, 1998 - $750,000.00

Special  Requirements:  Issuer  shall  set  aside  in an  escrow  account  to be maintained at the offices of Mintmire and Associates, Palm Beach, Florida, a total of 5% of its gross revenues, (or commencing April 1, 1999, a minimum amount of $10,000per month for nine (9) months and thereafter a minimum of monthly installment of 25,000) which revenues shall be specifically held for the purpose of repaying loans or advances made pursuant to this agreement, such revenues to be retained until the toatl of such revenues and accrued interest equal the total amount of any funding or advances outstanding as indebtedness which have not been converted to common stock or the indebtedness otherwise paid, the escrow shall be released to Issuer.

     In addition, Issuer shall set aside in such escrow account a total of 7,500,000 shares of its common stock to assure the filing by the Company of its Form 10. NBM shall use its best efforts to file its Form 10SB with the SEC by April 1, 1999.

Default:

1. Should NBM fail to file its Form 10SB with the SEC on or before June 1, 1999, Purchaser shall be entitled to withdraw 3,750,000 shares of NBM stock from escrow as payment of $375,000 of the indebtness.



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2.   Should  NBM fail to file its Form 10SB  with the SEC on or  before  July 1,
     1999, Purchaser shall be entitled to withdraw 1,875,000 shares of NBM stock from escrow as payment of $187,500 of the indebtness.

3. Should NBM fail to file its Form 10SB with the SEC on or before August1, 1999, Purchaser shall be entitled to withdraw the remaining 1,875,000 shares of NBM stock from escrow as payment of the remaining indebtness.

Conversion: The Debentures shall be convertible into shares of Common Stock from time to time in such amounts as the Purchaser shall specify, upon approval by the SEC of the Form 10SB.

Conversion Price: The lower of (i) US$ 0.625 or (ii) 75% of the lesser of the average closing sales price of the Common Stock for the three (3) trading days preceding November 25, 1998, or the Conversion Date.

Purchaser Warrants: On the initial Closing Date, the Issuer shall issue the Purchaser one (1) year Warrants to purchase 200,00 shares of Common Stock at a price of $0.625 per share.

Registration of: As soon as possible and in any event by June 1, 1999, the Issuer shall file (i) a registration statement on Form SB-2 with the SEC for the purpose of registering the issuance of not less that 150% of the Common Stock underlying the Debentures and 100% of the Common Stock underlying the Purchaser's Warrants and the Placement Agent's Warrants under the 33 Act and the '34 Act. The issuer shall caus the registration statement to remain effective until 30 days after the Debentures have been converted or reduced and the Warrant exercised or exposed. The Issuer shall cause the registration statement to be delcared effective by the SEC as soon as possible; and , (ii) a registration statement with the SEC for the purpose of registering the issuance of not less than 150% of the Common Stock underlying the Debentures (based upon the Initial Closing Date as the conversion date) and 100% of the Common Stock underlying the Purchasers Warrants and Placement Agents Warrants under the 33 Act, which registration shall include the unqualified opinion of the Issuer's auditors satifactory to the Purchaser, with respect to the Issuer's financial statements included in the registration statement.

Escrow Holder: Mintmire and Associates, Palm Beach, Florida, shall act as escrow holder for funds and the Common Stock.

Placement Agent: Thomson Kernaghan & Co., Ltd., Toronto.

Placement Fee: 10% of the gross amount of the Debentures, payable ratably upon funding.

Placement Agent's Warrants: On the Initial Closing Date, the Issuer shall issue the Placement Agent Warrants to purchase $200,000 of Common Stock at a price per share equal to the average closing id price of the Common


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     Stock for the three trading days preceding the Closing Date.

Purchaser's Legal Fees and Expenses: The Issuer shall pay the Purchasers reasonable legal fees and expenses not to exceed $10,000.

Definitive Agreement: The purchase and sale of the Debentures is subject to the negotiation and execution of a definative agreement containing such representations, warranties, terms and conditions as the parties and their respective counsel may agree.

Purchasers: The Purchasers will represent and warrant to the Placement Agent that (i) Representations to they have such knowledge and experience in financial and business the Placement Agent: matters that they are capable of evaluating the merits and risks of purchasing the Debentures, (ii) they are capable of bearing the economic risk of such purchase, and (ii) they have received all information requested by them in connection with their decision to purchase the Debentures.

Indemnification: The Issuer shall indemnify the Placement Agent against certain liability to and claims made by the Purchasers.

Currency: All dollar amounts are US currency.



National Boston Medical, Inc.            Thomas Kernaghan & Co. Ltd., a
                                         Placement Agent


By:/s/Daniel J.  Hoyng                   By:/s/ Mark Valentine


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                          NATIONAL BOSTON MEDICAL, INC.
                                 (The "Company")
                      Preliminary Legal Due Diligence List

Please provide each of Thomson Kernaghan & Co. Ltd. and John M. Mann with a copy of the following:

1. Articles (certificates) of incorporation of the Company and each of its subsidiaries, certified as of a recent date by the secretary of state of the state of their respective incorporation.

2. Certificates of good standing for the Company and each of its subsidiaries, issued as of a recent date by:

     A. The secretary of state of (1) the states of their respective incorporation, and (2) each state in which the corporation has qualified to do business.

     B.   The  taxing   authorities  of  (1)  the  states  of  their  respective
          incorporation, and (2) each state in which the corporation has qualified to do business.

3. Bylaws of the Company and each of its subsidiaries, certified as of a recent date by their respective secretaries.

4.   UCC  searches  as of a  recent  date  for  the  Company  and  each  of  its subsidiaries for (1) the states of their respective incorporations, (2) each state in which the corporation has qualified to do business or is doing business, and (3) each other state in which financing statements have been filed for the Company or any subsidiary.

5. The names, addresses and biographical information for the directors and executive officers of the Company and each subsidiary.

6. For the Company and each subsidiary, please list the classes of shares of outstanding, and the number of shares in each class outstanding.

7. The names and addresses of the (1) beneficial owners of 5% or more of each class of the Company's voting securities, together with the number and percentage of such shares; and (2) the holders of rights to acquire any such securities which, when added to the securities beneficially owned by the holder, will result in the holder beneficially owning 5% or more of any class of the Company's voting securities, together with a description of those rights.

8. Please describe all executor agreements, arrangements and understandings, whether written or oral, and whether formal or informal, relating to (i) the sale or issuance by the Company or any subsidiaries of any of their respective securities, or (ii) the purchase or repurchase by the Company or any subsidiary of any of their respective securities.

9. A copy of the Company's current business plan, and the Company's current marketing plan if not a part of its business plan. Please describe in


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     detail the  Company's  plan and  critical  path for  becoming  a  reporting company.

10. A copy of all business, financial, operating capital and other forecasts prepared by or for the Company.

11.  Copies   of  all   offering   materials,   private   placement   memoranda,
     subscriptions and agreements for the purchase or sale of securities of the Company and each subsidiary for the current and past two years.

12. Copies of all meeting notices, proxy statements and other communications with the shareholders of the Company and each subsidiary during the current and past two years, and all material communications received from such shareholders during that three year period.

13. Copies of all material agreements relating to or affecting the Company or any of its subsidiaries, or any of their respective assets, operations or business.

14. Please describe all agreements, arrangements and understandings, whether written or oral, and whether formal or informal, relating to the voting of any of the securities of the Company and each subsidiary. Please provide copies of any such agreements, arrangements and understandings that are in writing.

14. Copies of the CONSOLIDATING financial statements for the Company and each subsidiary for (1) the most recent fiscal year, and (2) each subsequent quarter.

15. Copies of all federal, state and local income and franchise tax returns filed by the Company and each subsidiary for the past two tax years.

16. Copies of all letters, reports, opinions, and other communications from the Corporation's auditors during the preceding and current fiscal years.

17. A list and description of all litigation, arbitration, and pending or threatened claims against the Company or any subsidiary. This list should include, but not be limited to, employee matters, ERISA matters,
     environmental   matters,   intellectual  property  matters  and  regulatory
     matters.

18. Copies of all opinions of legal counsel for the Company or any of its subsidiaries furnished during the past two years to the Company's auditors, or the Company's lenders, or the Company or any of its shareholders, directors or officers in connection with any matter relating to the Company or any of its subsidiaries, or to their respective assets, operations or existing or potential liability.

19. Copies of all communications to or from any other federal, state or local governmental or regulatory authority relating to the Company or any of its subsidiaries.



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20.  A list and description of all loans and other  obligations and arrangements for borrowed money, and any collateral therefor, of the Company and each subsidiary. Please include copies of all loan agreements, notes, security agreements, pledges, mortgages and other documents that relate to such loans.

21. The names, addresses, telephone numbers, fax numbers and e-mail addresses for the Company's legal counsel and auditors.

22. Authorizations for the Company's legal counsel and auditors to discuss the operations and affairs of the Company and its subsidiaries with Thomson Kernaghan & Co., Ltd. and John M. Mann, legal counsel for Thomson Kernaghan & Co. Ltd.